COO                                                [The Cooper Companies LOGO]
Listed                                             21062 Bake Parkway, Suite 200
NYSE                                               Lake Forest, CA 92630
[LOGO]                                             888-822-2660
                                                   Fax: 949-597-0662
NEWS RELEASE

         CONTACT:
         Norris Battin
         The Cooper Companies, Inc.
         ir@coopercompanies.com

         FOR IMMEDIATE RELEASE

               THE COOPER COMPANIES REPORTS THIRD QUARTER RESULTS

            Revenue Grows 20% to $108.4 Million; EPS 58 Cents, Up 35%

                           Operating Income Ahead 49%

                Revenue and EPS Guidance Raised for 2003 and 2004

LAKE FOREST, Calif., September 3, 2003 -- The Cooper Companies, Inc. (NYSE: COO) today reported results for its fiscal third quarter ended July 31, 2003.

     o    Revenue $108.4 million, 20% above third quarter 2002

     o    Earnings per share 58 cents; trailing twelve months $2.01

     o    Operating cash flow $18 million

     o Earnings before taxes, depreciation and amortization ("cash flow") per share 84 cents, up 22% from 69 cents in third quarter 2002; trailing twelve months $2.99

Revenue and Earnings Guidance

For the fiscal fourth quarter ending October 31, 2003, excluding any unusual items, Cooper expects revenue to range from $110 million to $114 million with earnings per share ranging from 61 cents to 63 cents assuming a 24% effective tax rate.

For the 2003 fiscal year, Cooper now expects revenue of $409 million to $413 million and EPS of $2.10 to $2.12 using a 24% effective tax rate. (Previous guidance was $395 million to $405 million in revenue and EPS ranging from $2.03 to $2.07 with a 25% effective tax rate.)

For fiscal 2004, Cooper expects that revenue will range from $460 million to $470 million with earnings per share ranging from $2.46 to $2.51 assuming a 23% effective tax rate. (Previous guidance was $450 million to $460 million in revenue and EPS ranging from $2.42 to $2.48 assuming a 24% effective tax rate.)

Third Quarter 2003 Revenue and Income Summary

Cooper's quarterly revenue of $108.4 million was 20% above last year's third quarter, 14% in constant currency.

Gross margin improved to 63% from 62% in last year's third quarter when CooperSurgical (CSI), the Company's women's healthcare medical device business, discontinued a product line at a cost of about $2 million.

Selling, general and administrative expenses grew 12% (8% in constant currency) and decreased to 38% of revenue from 41% in last year's third quarter. Corporate headquarters' expenses, which increased 47% to $3.4 million, include continued expenses for various projects associated with maintaining the Company's global trading arrangement. These expenses are expected to flatten and then decline after 2003, but costs to comply with recently enacted and proposed corporate governance requirements are expected to increase in 2004.

Third quarter 2003 research and development expense was $1.4 million, up 25% over the third quarter of 2002, supporting previously announced plans to develop new and improved contact lens products. During the 2003 to 2005 period, CooperVision (CVI), the Company's contact lens business, plans to invest in two new research programs: the development of an extended wear contact lens and an improved contact lens technology.

Operating income grew 49% and the quarter's operating margin improved to 23% of revenue versus 19% in last year's third quarter. Total operating expenses improved to 40% of revenue from 43% last year.

Currency did not materially impact operating income in the quarter. Because CVI manufactures the majority of its lenses in the United Kingdom with costs denominated in pounds sterling, the unfavorable currency translation of manufacturing and operating costs tends to neutralize the favorable currency impact on overseas revenue.

Income before taxes grew 31% driven by strong operating results despite a significant drop in miscellaneous income, which included a gain of $2.1 million from the sale of securities in the third quarter of 2002. Interest expense fell 29%, reflecting a general decrease in interest rates and the Company's refinancing of certain debt carrying higher interest rates.

Cooper now expects that its effective tax rate (ETR) for fiscal 2003 (provision for taxes divided by income before taxes) will be 24%, down from the 25% reported in its second quarter results, and 23% in fiscal 2004, down from the previous estimate of 24%. Because accounting principles generally accepted in the United States require the projected fiscal year ETR to be included in the year-to-date results, the ETR was revised downward to adjust for the favorable shift of business to jurisdictions with lower tax rates. This resulted in a 22% ETR in the third quarter. The cumulative 24% ETR favorably impacted quarterly earnings per share by 2 cents, including a 1-cent benefit from the prior six months.

Business Unit P&L Highlights ($'s in millions)

---------------------------------------------------------------------------------------------------------
                           Three Months Ended July 31,
---------------------------------------------------------------------------------------------------------
                   Revenue                                              Operating Income
---------------------------------------------------------------------------------------------------------
                                           %                              %     % Revenue      % Revenue
                     2003       2002     Inc.       2003        2003     Inc.      2003           2002
---------------------------------------------------------------------------------------------------------
       CVI           $87.8     $70.6     24%        $23.9      $16.8     42%        27%            24%
       CSI            20.6      20.0      4%          4.8        2.5     95%        23%            12%
                    ------     ------               -----      -----
    Subtotal         108.4      90.6     20%         28.7       19.3     49%        27%            21%

   HQ Expense          -        -         -          (3.4)      (2.3)     -         -               -
---------------------------------------------------------------------------------------------------------
      TOTAL         $108.4     $90.6     20%        $25.3      $17.0     49%        23%            19%
                    ======     =====                =====      =====
---------------------------------------------------------------------------------------------------------

                           Nine Months Ended July 31,
---------------------------------------------------------------------------------------------------------
                   Revenue                                            Operating Income
---------------------------------------------------------------------------------------------------------
                                           %                               %    % Revenue       % Revenue
                    2003        2002     Inc.        2003       2002     Inc.      2003            2002
---------------------------------------------------------------------------------------------------------

       CVI          $238.6     $168.9    41%         $62.5     $40.5     54%        26%            24%
       CSI            60.2       51.7    16%          12.6      10.0     26%        21%            19%
                    ------     ------                -----     -----
    Subtotal         298.8      220.6    35%          75.1      50.5     49%        25%            23%

   HQ Expense          -         -        -           (8.8)     (5.7)     -          -              -
---------------------------------------------------------------------------------------------------------
      TOTAL         $298.8     $220.6    35%         $66.3     $44.8     48%        22%            20%
                    ======     ======                =====     =====
---------------------------------------------------------------------------------------------------------

CooperVision

Third quarter revenue at CVI was $87.8 million, up 24% -- 17% in constant currency -- and is ahead 41% for the nine-month period, 34% in constant currency.

"In our third quarter," said A. Thomas Bender, Cooper's chief executive officer, "CVI significantly outpaced both the market and results reported for the second calendar quarter by our four direct competitors. Our specialty lens franchise -- toric, cosmetic and multifocal lenses and lenses to alleviate dry eye symptoms -- continues to gain momentum, and our value-added spherical products continue to capture market share from two-week commodity spherical lenses."

In the fourth fiscal quarter, CVI expects revenue to range between $89 million and $92 million, assuming the same foreign exchange rates as in the third quarter.

CooperSurgical

At CSI, revenue grew 4% in the quarter to $20.6 million and is ahead 16% through the nine-month period. Virtually all of the third quarter's revenue growth came from recent acquisitions.

"CSI revenue was about $1 million below our guidance," said Bender, "as softness continues in the capital equipment sector of the women's healthcare market.

"In addition, we experienced a delay launching a replacement for an in-vitro fertilization catheter that CSI could no longer market when an exclusive distributor relationship ended. We estimate that we lost about $1 million in revenue in the quarter because of this. CSI expects that the replacement product will be launched in the fourth quarter."

CSI's operating margin in the third quarter was 23%, up from 12% in last year's third quarter when a product discontinuation depressed results. CSI's operating margin through nine months is 21%.

CSI expects revenue between $21 million and $22 million in the fourth quarter with operating margins approaching 25%.

CVI Business Details

Worldwide Contact Lens Market

Revenue reported for the first six months of 2003 by the five leading contact lens manufacturers indicates that the worldwide market grew about 13%, exceeding the calendar year 2002 growth of 10%.

"The market remains strong," said Bender, "notably in the United States. Recent independent audit data reported total practitioner office visits for contact lenses up about 8% in the second calendar quarter with new patient visits, the indicator of future lens demand, growing about 13%."

CVI Organic Growth

CVI's consolidated revenue includes Biocompatibles beginning in March 2002. To measure organic growth, the data below includes their sales for November of 2001 through February of 2002 when CVI did not own them.

Third Quarter and Year-To-Date Contact Lens Revenue

     o Worldwide CVI revenue grew 24% in the third quarter, about 17% in constant currency, and is 23% ahead for the nine-month period, about 17% in constant currency.

     o Revenue for specialty lenses -- toric lenses, cosmetic lenses, multifocal lenses and lenses to alleviate dry eye symptoms -- grew 26% in the third quarter, 30% for the nine-month period, and now accounts for 61% of CVI's soft lens business.

     o Sales of toric lenses, which correct astigmatism, increased 21% and now represent about 40% of CVI's soft lens revenue. They are 18% ahead for the nine-month period. Disposable toric sales grew 48% in the quarter and now represent about 64% of CVI's toric business. They grew 41% over the comparable nine-month period of 2002.

     o CVI's disposable spherical lens business grew 39% in the third quarter and 37% for the nine-month period. This strong growth reflects the continuing transition in the worldwide contact lens market from commodity two-week spheres to monthly disposable spheres that offer unique patient benefits.

CVI Geographic Revenue Highlights

     o Revenue in the United States, 48% of CVI's business in the quarter, grew 16%. Year to date, CVI's U.S. revenue is up 19%.

     o Revenue outside the United States grew 33%, 18% in constant currency, and is 28% ahead for the nine-month period, 14% in constant currency.

     o European revenue, about 37% of CVI's revenue in the quarter, grew 28% and is ahead 22% year to date.

     o Asia-Pacific revenue grew 91% compared to the third quarter of 2002 and is ahead 78% for the nine-month period. It now represents 4% of CVI's business. CVI expects sales to Japan of about $5 million in fiscal 2003 and about $8 million in 2004.

CVI New Products

During the third quarter, CVI launched Frequency Multifocal in markets outside the United States. Sales of Frequency Multifocal in the United States remain ahead of expectations, with fiscal 2003 worldwide revenue estimated at $6 million to $8 million.

During the first nine months, CVI broadened domestic distribution of Proclear Toric disposable lenses and introduced Expressions Accents, disposable cosmetic products that accentuate the natural color of the eye.

Continuing to build on the Proclear franchise, CVI has accelerated its plans to introduce Proclear Multifocal, which is now scheduled for launch in the next six months, first in Europe and then in the United States.

Balance Sheet Information

     o At the end of the third fiscal quarter, Cooper's days sales outstanding (DSO's) decreased to 66 days from 71 days in the second quarter. Cooper expects future DSO's in the upper 60's to low 70's.

     o Inventory months on hand fell to 6.3 months from 7.2 months in the second quarter, reflecting a changing product mix and the consolidation of Biocompatibles' manufacturing facilities.

     o Capital expenditures were about $9.3 million in the quarter, $22.8 million year to date, primarily to expand manufacturing capacity.

     o Depreciation and amortization was $3.1 million for the quarter, $9.1 million year to date.

Offering of Convertible Senior Debentures

In June, the Company completed the sale, in a private placement, of $115 million of 2.625% convertible senior debentures due 2023. The debentures will be convertible, under certain conditions, into shares of Cooper's common stock at an initial conversion price of approximately $44.40 per share. A portion of the net proceeds was used to reduce amounts drawn under its revolving credit facility, and the remainder will be used for general corporate purposes, including possible future acquisitions.

Operating Cash Flow

Cooper's third quarter operating cash flow was $18 million, $48 million through the first nine months. Cooper expects to generate more than $60 million in operating cash for fiscal 2003. Excluding the $23 million spent for capital expenditures through the nine months of 2003, "free cash flow" was $25 million.

Non-GAAP Financial Measures

Cooper's earnings before taxes, depreciation and amortization ("cash flow") per share for the third quarter of fiscal 2003 was 84 cents and 69 cents for the third quarter of 2002. For the nine months ended July 31, "cash flow per share" was $2.25 per share in 2003 and $1.71 per share in 2002 and $2.99 for the trailing 12-month period.

Although "cash flow per share" is a non-GAAP financial measure, we disclose it because we believe it is an appropriate measure of our liquidity and financial strength, particularly when calculated consistently over time. Cooper has been reporting "cash flow per share" since 1999.

In Cooper's case, earnings before taxes, depreciation and amortization per share is more informative than the more common non-GAAP measure of liquidity called "earnings before interest, taxes, depreciation and amortization." This is because, unlike most companies, Cooper does not anticipate paying federal income taxes until about 2007, when it expects to exhaust its U.S. net operating loss carryforwards. This cash savings gives Cooper a significant competitive advantage, as most companies spend a large portion of their pretax profits on taxes.

"Cash flow per share" is not a substitute for the GAAP measure of operating cash flow. We present this data to increase awareness that income taxes provided for in our statement of income are essentially all noncash provisions, which go toward reducing our recorded deferred tax asset in accordance with accounting principles generally accepted in the United States.

To calculate "cash flow per share," we add back noncash charges for depreciation and amortization to income before income taxes, and then divide the result by the average number of shares outstanding used to calculate diluted earnings per share. In the tables below, we reconcile earnings per share (the closest GAAP disclosure) to "cash flow per share" for all periods reported using the same diluted per share figures.

                                                        Three Months Ended July 31,
                                        --------------------------------------------------------------
                                                  2003                                  2002
                                        --------------------------           -------------------------
                                        $(000)           Per Share            $(000)         Per Share
                                        -------          ---------           -------         ---------
Net income                              $18,663            $0.58             $13,361            $0.43
                                                           =====                                =====
Add:
   Income taxes                           5,383                                4,941
   Depreciation                           2,756                                2,779
   Amortization                             388                                  565
                                        -------                              -------
"Cash Flow Per Share"                   $27,190            $0.84             $21,646            $0.69
                                        =======            =====             =======            =====

Shares (000)                             32,398                               31,210
                                        =======                              =======


                                                          Nine Months Ended July 31,
                                        --------------------------------------------------------------
                                                  2003                                  2002
                                        --------------------------           -------------------------
                                        $(000)           Per Share            $(000)         Per Share
                                        -------          ---------           -------         ---------
Net income                              $47,729            $1.49             $32,684            $1.05
                                                           =====                                =====
Add:
   Income taxes                          15,072                               12,092
   Depreciation                           7,949                                7,224
   Amortization                           1,143                                1,265
                                        -------                              -------
"Cash Flow Per Share"                   $71,893            $2.25             $53,265            $1.71
                                        =======            =====             =======            =====

Shares (000)                             31,950                               31,139
                                        =======                              =======


                                            12 Months Ended
                                              July 31, 2003
                                        --------------------------
                                        $(000)           Per Share
                                        -----            ---------
Year ended October 31, 2002:
Net income                              $48,875            $1.57
                                                           =====
Add:
   Income taxes                          16,294
   Depreciation                           9,892
   Amortization                           1,477
"Cash Flow Per Share"                   $76,538            $2.45
                                        =======            =====
Shares (000)                             31,189
                                        =======

Trailing twelve months ended July 31, 2003:

Twelve months ended October 31, 2002                       $2.45
Less: nine months ended July 31, 2002                      (1.71)
Add:  nine months ended July 31, 2003                       2.25
                                                           -----
"Cash flow per share" for the 12 months
   ended July 31, 2003                                     $2.99
                                                           =====

Earnings per Share

All per share amounts in this news release are diluted per share amounts.

Conference Call

The Cooper Companies will hold a conference call to discuss its third quarter results today at 2 p.m. Pacific Daylight Time. To access the live call, dial 1-800-500-0177. A replay will be available at 1-888-203-1112 approximately one hour after the call ends and remain available for five days. This call will also be broadcast live on The Cooper Companies' website, www.coopercos.com.

Forward-Looking Statements

This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. These include statements about our capital resources, performance and results of operations. In addition, all statements regarding anticipated growth in our revenue, anticipated market conditions and results of operations are forward-looking. To identify these statements look for words like "believes," "expects," "may," "will," "should," "seeks," "intends," "plans," "estimates" or "anticipates" and similar words or phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise.

Events, among others, that could cause actual results and future actions to differ materially from those described in forward-looking statements include major changes in business conditions, a major disruption in the operations of our manufacturing facilities, new competitors or technologies, significant delays in new product introductions, the impact of an undetected virus on our computer systems, acquisition integration delays or costs, increases in interest rates, foreign currency exchange exposure, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, worldwide regulatory issues, including product recalls and the effect of healthcare reform legislation, cost of complying with new corporate governance regulatory requirements, changes in tax laws or their interpretation, changes in geographic profit mix effecting tax rates, significant environmental cleanup costs above those already accrued, litigation costs including any related settlements or judgments, cost of business divestitures, the requirement to provide for a significant liability or to write off a significant asset, including impaired goodwill, changes in accounting principles or estimates, including the potential cost of expensing stock options, and other events described in our Securities and Exchange Commission filings, including the "Business" section in our Annual Report on Form 10-K for the year ended October 31, 2002. We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

Corporate Information

The Cooper Companies, Inc. manufactures and markets specialty healthcare products through its CooperVision and CooperSurgical units.

CooperVision markets a broad range of contact lenses for the vision care market. Headquartered in Lake Forest, Calif., it manufactures in Huntington Beach, Calif., Rochester, N.Y., Norfolk, Va., Adelaide, Australia, Farnborough and Hamble, England, Madrid, Spain and Toronto. Its Web address is www.coopervision.com.

CooperSurgical supplies diagnostic products, surgical instruments and accessories to the gynecology market. With headquarters in Trumbull, Conn., it also manufactures in Bedminister N.J., Cranford, N.J., Fort Atkinson, Wis., Malmo, Sweden, Montreal and Berlin. Its Web address is www.coopersurgical.com.

Corporate offices are located in Lake Forest and Pleasanton, Calif. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data. Cooper's World Wide Web address is www.coopercos.com.

The Cooper Companies, Inc., its subsidiaries or affiliates own, license or distribute the following trademarks italicized in this news release: Expressions Accents'TM', Frequency Multifocal'TM' and Proclear'r'.


                          (FINANCIAL STATEMENTS FOLLOW)

                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                   Consolidated Condensed Statements of Income

                (In thousands, except earnings per share amounts)
                                   (Unaudited)


                                                          Three Months Ended               Nine Months Ended
                                                                July 31,                         July 31,
                                                        ------------------------         -----------------------

                                                          2003            2002             2003            2002
                                                        --------        --------         --------       --------
Net sales                                               $108,442        $ 90,563         $298,824       $220,585
Cost of sales                                             39,810          34,844          108,405         83,217
                                                        --------        --------         --------       --------
Gross profit                                              68,632          55,719          190,419        137,368
Selling, general and administrative expense               41,518          37,055          118,985         88,439
Research and development expense                           1,400           1,118            3,994          2,893
Amortization of intangibles                                  388             565            1,143          1,265
                                                        --------        --------         --------       --------
Operating income                                          25,326          16,981           66,297         44,771
Interest expense                                           1,655           2,347            5,167          4,681
Other income, net                                            375           3,668            1,671          4,686
                                                        --------        --------         --------       --------
Income before income taxes                                24,046          18,302           62,801         44,776
Provision for income taxes                                 5,383           4,941           15,072         12,092
                                                        --------        --------         --------       --------
Net income                                              $ 18,663        $ 13,361         $ 47,729       $ 32,684
                                                        --------        ========         ========       ========

Diluted earnings per share                              $   0.58        $   0.43         $   1.49       $   1.05
                                                        ========        ========         ========       ========

Number of shares used to compute
   diluted earnings per share                             32,398          31,210           31,950         31,139
                                                        ========        ========         ========       ========

                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                      Consolidated Condensed Balance Sheets
                                 (In thousands)
                                   (Unaudited)


                                                                July 31,                     October 31,
                                                                  2003                           2002
                                                                -------                      -----------
                                     ASSETS

Current assets:
   Cash and cash equivalents                                   $ 30,798                        $ 10,255
   Trade receivables, net                                        80,006                          74,545
   Marketable securities                                          5,976                           2,750
   Inventories                                                   82,880                          76,279
   Deferred tax asset                                            14,423                          17,781
   Other current assets                                          20,950                          17,300
                                                               --------                        ---------
       Total current assets                                     235,033                         198,910
                                                               --------                        ---------
Property, plant and equipment, net                              105,401                          87,944
Goodwill                                                        273,297                         238,966
Other intangibles, net                                           14,626                          14,651
Deferred tax asset                                               24,089                          26,806
Other assets                                                      4,663                           3,838
                                                               --------                        ---------
                                                               $657,109                        $571,115
                                                               ========                        =========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term debt                                                $ 22,744                        $ 36,333
Other current liabilities                                        86,562                          90,348
                                                               --------                        --------
       Total current liabilities                                109,306                         126,681
                                                               --------                        --------
Long-term debt                                                  169,055                         127,318
Other liabilities                                                 1,521                           5,674
                                                               --------                        --------
       Total liabilities                                        279,882                         259,673
                                                               --------                        --------
Stockholders' equity                                            377,227                         311,442
                                                               --------                        --------
                                                               $657,109                        $571,115
                                                               ========                        ========


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